1999 AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
STOCK INCENTIVE PLAN
FORM OF STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the "Agreement"), is made effective as of {INSERT DATE} (the "Date of Grant"), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), and {INSERT NAME} (the "Participant"):

RECITALS:

A.  The Company has adopted the 1999 American Axle & Manufacturing Holdings, Inc. Stock Incentive Plan (the "Plan")  The Plan is incorporated in and made a part of this Agreement.  Capitalized terms that are not defined in this Agreement have the same meanings as in the Plan; and

B.  The Compensation Committee of the Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the Option provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.

The parties agree as follows:

1. Grant of the Option.  The Company grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions of this Agreement, all or any part of an aggregate of {INSERT NUMBER OF SHARES} Shares, subject to adjustment as set forth in the Plan.  The purchase price of the Shares subject to the Option  (the "Option Price") shall be {INSERT PRICE} per Share, the closing price of the Company's common stock on the Date of Grant.  The Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

2. Vesting of the Option.  At any time, the portion of the Option that has become vested and exercisable as described in this Section 2 is referred to as the "Vested Portion".

(a)           Vesting Schedule.  Subject to Section 2(b), the Option shall vest and become exercisable, on the first, second and third anniversaries of the Date of Grant (each, a "Vesting Date"), as follows:

Vesting Date                        Total Vested Shares*

First anniversary of the Date of Grant             33%
Second anniversary of the Date of Grant         67%
Third anniversary of the Date of Grant                       100%

*Whole Shares only; fractional Shares, if any, are vested on the subsequent Vesting Date.

(b)           Earlier Vesting and Forfeiture.

(i)           To the extent not already vested, the Option shall vest and become immediately exercisable in full (by the Participant or the Participant's beneficiary, as applicable) upon the Participant's death or Disability, or upon a Change in Control.

(ii)           Except as otherwise expressly stated in Section 2(b)(i), if the Participant’s employment with the Company terminates for any reason, to the extent not already vested, the Option shall be forfeited and canceled without consideration, and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

3. Exercise of Options.

(a)           Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time before the earliest of:

(i)           the tenth anniversary of the Date of Grant;

(ii)           five years following the date of termination of the Participant's employment (A) as a result of the Participant's death or Disability; or (B) following a Change in Control;

(iii)           five years following the date of termination of the Participant's employment (or, if the Participant is a member of the Company's Board on that date, five years following the date on which the Participant's service as a member of the Board terminates) upon the Participant's retirement under the Company's Retirement Program for Salaried Employees, Restatement dated January 1, 2006 (the "Program") at or after age 65, or after attaining age 55 but prior to age 65 with ten or more years of credited service under the Program;

(iv)           ninety days following the date of termination of the Participant's employment by the Company without Cause or the date of the Participant's resignation; and

(v)           the date of termination of the Participant's employment by the Company for Cause.

(vi)           For purposes of this Agreement, the term "Cause" means (i) neglect of or willful and continuing refusal of the Participant to perform his or her duties with the Company (other than due to Disability), (ii) a breach of any non-competition or "no raid" covenants to which the Participant is subject, (iii) engaging in conduct which is demonstrably injurious to the Company, the Company's Subsidiaries or Affiliates (including, without limitation, a breach of any confidentiality covenant to which the Participant is subject), or (iv) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, dishonesty or theft, in each case as determined in the sole discretion of the Company.  If an employment agreement between the Company and the Participant is in effect on the Date of Grant, "Cause" has the meaning, if any, defined in the employment agreement.

(b)           Method of Exercise.

(i)           Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal executive offices, or its designee, written notice of intent to so exercise.  The Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the aggregate Option Price for the Shares being purchased.  The payment of the Option Price shall be made (i) in cash or its equivalent, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying other requirements of the Company, (iii) partly in cash and partly in Shares or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased.

(ii)           Notwithstanding any other provision of the Plan or this Agreement, the Option may not be exercised before the completion of any registration or qualification of the Option or the Shares as required by applicable state and federal securities laws or any ruling or regulation of any governmental body or national securities exchange that the Company shall in its sole discretion determine in good faith to be necessary or advisable.

(iii)           In the event of the Participant's death, the Vested Portion of the Option shall remain exercisable by the Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution to the extent set forth in Section 3(a).  Any heir or legatee of the Participant shall take rights granted in this Agreement, subject to the terms and conditions of the Option.

4. No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as expressly provided in this Agreement.

5. Transferability.  Except as otherwise provided in the Plan, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution.  Except for the designation of the Participant’s beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Option shall be void and unenforceable against the Company or any Affiliate.  No permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Company has been furnished with written notice of the transfer and a copy of the evidence that the Company deems necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

6. Withholding.  Except as provided in the following sentence, the Company shall withhold Shares from the Shares otherwise issuable or transferable under the Option to satisfy minimum statutory tax withholding obligations with respect to the Option, its exercise, or any payment or transfer under the Option or the Plan.  The Participant may also satisfy (or may be required by the Company to satisfy) all or part of any withholding obligation with respect to the Option or the Plan by remitting the required withholding taxes to the Company, in accordance with the rules and procedures established by the Committee from time to time.  The Company shall have the right to take any other action that may be necessary in the opinion of the Company to satisfy all obligations for the payment of withholding taxes with respect to the Award or the Plan.

7. Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8. Notices.  Notice under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive offices of the Company and to the Participant at the address appearing in the records of the Company for the Participant, or to either party at another address that the party designates in writing to the other.  Notice shall be effective upon receipt.

9. Choice of Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

10. Option Subject to Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan, as they may be amended from time to time, are incorporated in this Agreement.  In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

11. Section 409A.  The Option is not intended to provide for a "deferral of compensation" within the meaning of Section 409A of the Code and shall be interpreted and construed in a manner consistent with that intent.  If any provision of this Agreement or the Plan causes the Option to be subject to the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and penalties under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

12. Signature in Counterparts.  This Agreement may be signed in counterparts.  Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	__________________________________
Name:
Title:

Agreed and acknowledged as of the Date of Grant:

{Insert Participant Name}